EXHIBIT 2.3

                                                                Exhibit B to the
                                                                Merger Agreement

                      REGIONAL VEHICLE ("RV") BOARD POLICY

           CORPORATE OPPORTUNITIES. AT&T Corp. and its non-RV affiliates (an "AT&T Entity") and persons affiliated with them shall only be required to make a corporate opportunity available to RV if the corporate opportunity:

           -- directly relates to the Territory (as defined in the Regional Vehicle Agreement, between AT&T Corp. and RV (a form of which is attached to the Agreement and Plan of Merger, dated November 1, 1999, among AT&T Corp., Kiri Inc., Frantis Inc. and FirstCom
           Corporation)(the "REGIONAL VEHICLE AGREEMENT")),

           -- directly relates to the provision of RV Services (as defined in the Regional Vehicle Agreement),

           -- can, in the good faith judgment of AT&T Corp., be financed by the RV without issuance of additional debt or equity to an AT&T Entity, and

           -- has been presented to (1) an RV officer or director who is not an employee, officer or director of an AT&T Entity, (2) an RV officer or director, who is also an employee (but not an officer or director) of an AT&T Entity, (3) an RV officer or director, who is also an officer or director of an AT&T Entity specifically in his capacity as an officer of director of the RV or (4) a senior AT&T employee specifically for consideration by the RV.

           AT&T may consider all other opportunities as the province of AT&T Entities. The AT&T Entities will be free to pursue, or to direct to other Persons, corporate opportunities presented to the RV pursuant to this Board Policy, which the RV determines not to pursue.

           This Board Policy may not be amended except with the approval of a majority of the Disinterested Directors (as such term is defined in the Bylaws of RV).